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                                                                    Exhibit 99.3


            Claimsnet.com inc. Analyst and Investor Conference Call
                                  May 22, 2002
   Presented by Bo W. Lycke, Chairman, with Paul W. Miller, President and CEO

BO W. LYCKE: Good afternoon and thank you for joining us for this conference call. Our press release with first quarter 2002 results was issued when we filed our 10-Q on May 15, 2002 . We delayed the conference call because, in addition to reviewing the last quarter's results, we want to provide you with up to date information on some of our business developments. As always, we will welcome your questions and comments following our formal remarks.

     Once again, Paul Miller, is joining me this afternoon and I will ask him to open the call. Paul...

PAUL W. MILLER: Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of recently implemented marketing strategies, actions of our competitors, dependence on our suppliers and distribution channels, and continued use of the Internet, all of which are difficult or impossible to predict accurately and many of which are beyond our direct control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

BO W. LYCKE: Thank you, Paul. Would you please report on the first quarter results.

PAUL W. MILLER: Yes. Good afternoon to everyone and thank you for taking time to participate in our call today. I hope that we have a few new participants and we especially welcome you.

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In our last conference call, which was only about a month ago, we reviewed not only the fiscal 2001 results, but the sweeping changes that were initiated late in the first quarter, focused on immediate and significant expense reductions and the revision of our sales and marketing efforts to escalate revenue growth. I want to spend the majority of our time discussing those forward-looking opportunities, but first let me provide a brief recap of our first quarter financial results.

o    Our revenues for 2002 decreased to $315,000 from $532,000 in fiscal year
     2001.

o However, $289,000 of the prior year revenues related to the McKesson Development and Services Agreement, which was amended in April 2001 to eliminate those revenues, leaving $243,000 related to other sources. This quarter's $315,000 represents a 30% increase, as compared to revenues from sources other than McKesson in the first quarter of 2001.

o Our total transactions processed for the quarter also increased 30% to 1,862,000 versus 1,434,000 in 2001. Along with the volume increase, our transaction-based revenue increased to an average of $.13 per transaction this quarter compared with $0.10 per transaction last year.

o Cost of revenues in 2002 was $560,000, a significant decrease from the $910,000 in first quarter 2001. Much of the decrease was related to a $316,000 one-time charge recorded in 2001 from the amendment to the McKesson agreement.

o Research and development costs for the quarter were $95,000 versus $182,000 in the first quarter last year. We did, however, capitalize $107,000 of development costs during the current quarter for development efforts related to HIPAA compliance, making our total expenditures for research and development activities $202,000.

o Selling, general and administrative expenses totaled $760,000 this quarter compared with $757,000 in the prior year. Both periods included significant one-time charges. Last year included a $40,000 charge for the McKesson agreement, and this year included a $162,000 charge related to the severance agreement with Bo from his position as chief executive officer, $50,000 of which is for non-cash compensation. Without either of these one-time charges, selling, general and administrative expenses would have been $598,000 this quarter versus $717,000 last year, which represents a 17% reduction.

o The net loss for the quarter was $(1,102,000), or $(0.10) per share, as compared to $(1,316,000) and $(0.15) per share in first quarter 2001. This represents the third consecutive quarter in which we have managed to reduce our sequential net loss. Furthermore, the expense reductions announced in March will have a significant positive impact on the second quarter and will insure that this trend continues.

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Before moving on to the discussion of our business prospects, would you like to report on the status of funding activities Bo?

BO W. LYCKE:  Sure.

As discussed in our last call, we had received equity commitments of up to $826,000 from our private European investors in March. I am pleased to say that the funding commitment has been completed. I see this as a very important indicator that investors are pleased with the actions that we are taking and recognize that Claimsnet is, indeed, well into a potentially successful reorganization process. We also are seeing signs of increased financial support for other companies in our space, both private and public. Based on all of these factors taken together, we are optimistic that we can continue to finance the business and that the increase in business activity we are seeing is reflective of a more widespread positive shift in industry spending on solutions such as ours.

And now I will turn the call back over to Paul to discuss our future business prospects.

PAUL W. MILLER:  Thank you, Bo.

I want to spend time today providing you with details on how are business is evolving and growing. Before I start, I think that is important to recap the state of our industry over the last couple of years so that you get a feel for the fact that we are entering a new period. Starting in the spring of 2000 and lasting through the spring of 2001, everyone in our industry was focused on renegotiating deals that were struck during the dot.com days and generally downsizing operations. From the spring of 2001 through the fall of 2001 the industry was virtually stagnant. Rather than wasting more of our investors' money trying to push an immovable market uphill during this period, we focused on cultivating our partner relationships and reducing costs. We expected this period to last through the end of the year, but were pleasantly surprised when we saw significant signs of life in the fourth quarter.

Coming into 2002, our attention was split between two primary areas in the first quarter of the year. On the one hand, we dealt with the Nasdaq delisting, a restructuring of our management and board of directors, more expense reductions, securing additional financing, and responding to the concerns raised by our partners, clients, and shareholders as a result of these events. On the other hand, we saw a marked increase in business activity with some of those same partners and identified some new and very interesting client opportunities.

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I want to make sure that there is no misunderstanding about the direction that we are pursuing. Although our technology has been proven in the marketplace by serving individual physicians, physician groups, and other provider organizations, and although the bulk of our current business and revenues still come from processing claims for those clients, the most valuable use for our technology is when it can be applied as an enterprise solution for a larger and more complex user. It is flexible enough to be custom configured as a solution either for a submitting organization or a receiving organization. The larger the client and the greater the value, the greater the revenue opportunity - so those are the targets that we are going after.

For quite some time now we have discussed our growing interest in serving the needs of the payer market ... the insurers, TPA's and managed care plans that make up the receiving end of the transaction. These organizations are now aggressively seeking technologies that enable cost savings in the processing of claims and that help them achieve HIPAA compliance, while simultaneously making their business more attractive to health care providers and improving their provider satisfaction ratings. Our system can help meet all of these goals. Our strategy in this area has been to align with the core system providers to the payer market, much like Trizetto did with its acquisition of the Erisco system. However, rather than acquiring Erisco's competitors, we have partnered with several companies that compete in that arena. These payer-focused partners, Synertech and QCSI, together represent a very substantial share of the payer systems market.

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I am very excited about our partnership with Synertech, which is progressing to the next level - what I will define as the engagement stage. I mentioned earlier that we spent considerable time in the first part of the year addressing the concerns about our financial stability. Synertech was at the top of this list and we are very pleased with the outcome. Our discussion confirmed that we have a mutually rewarding opportunity and that Synertech is committed to helping us succeed. We entered into an escrow agreement that provides Synertech the comfort that they desired and provided Claimsnet with a commitment that Synertech will do its best to help market our solution to its clients. I believe the final outcome of the discussions is a stronger partnership, and they are already living up to their commitment. The next phase includes a full sales and marketing plan with specific targets, events, and timelines. Unlike the activity up to this point, which was mostly focused on validating the payer requirements and proving the value of our solution to Synertech, the next stage should deliver meaningful activity in the next six to nine months. Our first joint payer implementation has been running since January with excellent results. With just one large provider group implemented for that payer, we are already receiving more than 20,000 claims per month and generating revenue from payer transaction fees at a rate well above our average revenue per transaction. We have plans to implement an additional five provider groups for this payer this month, with a full provider roll out over the next three months. As an example of how our system can be easily configured, we have recently integrated it with the payer's member eligibility data and enhanced the claim edits performed for this payer to identify claims that don't match the member records in the payer's system. By catching these claims before they enter the payer's adjudication system, we will be able to segregate those claims so that they do not disrupt the normal flow of clean claims through the system. Our system becomes an enterprise solution as it becomes more tightly integrated with the Synertech offerings and that puts us in a position to handle more transactions and generate more revenue. We will be able to formally announce this new relationship and the identity of the payer during the upcoming Synertech users meeting, which takes place in a few weeks. This will be Claimsnet's first time participating in the Synertech users meeting and we are very eager for the opportunity. Using a case analysis from our pilot installation during a session dedicated to electronic claims, Synertech has identified a target set of more than thirty-five payers that they want to introduce us to. These range all the way from third party administrators to full managed care plans, but they all have been identified with the common need for improved electronic claim processing. Extrapolating the results of the early activity with our pilot client and applying it to a reasonable share of the Synertech client base easily yields a multi-million dollar recurring revenue opportunity from this partnership.

Let's move on to the QCSI partnership, which is another important payer-based relationship at a similar stage of development. We have implemented our services with the first QCSI client, a dental payer, Delta Dental of Missouri. We continue to participate in marketing activities with Delta Dental as we introduce this new service to their dentists. We have successfully implemented a number of clients who are submitting internet claims during this pilot phase. An additional service need for dental attachments was identified early in the rollout, and Claimsnet was able to work directly with Delta Dental and NEA to quickly provide this service capability. We have participated in two regional Delta Dental meetings; one in Missouri and one in South Carolina, in which we not only created an awareness of the service but also quantified the interest and validated the marketing approach for Missouri as well as other Delta Dental markets. We believe both meetings were successful and are planning along with Delta Dental on how to increase adoption among this growing group of providers. We are now moving to the second QCSI payer, which is our first joint medical payer and will be implemented within the next ninety days. We participated in the QCSI users group meeting several weeks ago and felt that it too was quite successful. We received a strong endorsement from the Delta Dental representative, who plays a leadership role with the QCSI users. We renewed some previous discussions with two payers, and began a number of new discussions. We went into the meeting with a target list of just three prospects, but we left with a target list of eleven prospects. Together with QCSI, we are focused on introducing the aQClaims solution to payers earlier in the QCSI sales cycle, in addition to selling this service as a value add to the existing QCSI payers.

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Moving outside of our partnerships, we also have several well-known payers, not related to either Synertech or QCSI, deciding on proposals for Claimsnet to provide direct sales efforts to their providers on a funded or sponsored basis. The targets of the sales effort will be those providers currently submitting a large volume of paper claims to the payer. In both cases we have received a verbal statement of intent to move forward.

In addition to the payer market, we believe that our system can offer a very attractive enterprise solution to large provider organizations operating across multiple locations ... the submitting end of the transactions. These organizations often generate large volumes of transactions and are hobbled by the difficulty of sharing data and managing workflow throughout the organization. Our web-based, browser-accessable application can assist these organizations by providing a customized, simple, and secure collaborative working environment. We have identified one specific market that we have experience with and are focusing on at this time. I will decline to provide any more specifics at this juncture, but I will tell you that we are in discussion with several significant prospects that could clearly become "anchor tenants" for this effort.

In late April we announced a relationship with AmSurg Corp. that is proceeding well with the implementation phase. We have two additional relationships with multi-site clients that we have recently secured and that we expect to be able to announce soon. One opportunity represents a number of clinics and hospital facilities in Arizona and Nevada. The second opportunity represents a substantial client that services more than fourteen provider sites of various sizes. We are in various stages of contracting, testing, and implementation with both of these organizations.

In summary, we expect the next few quarters to finally begin to show demonstrable growth. With the recent reduction of expenses we have also lowered the breakeven point substantially. I can't predict with certainty exactly when we will turn profitable, but I can tell you that with recent developments, we expect the time to be measured in months rather than years. We also continue to believe that our combination of technology, industry relationships, and brand awareness are unique and of significant value to the industry and that we will start to realize the benefits of that value this year.

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Bo, is there anything that I have missed or that you would like to add?

BO W. LYCKE:  I would just add a couple of things.

We are still continuing to evaluate merger and acquisition opportunities but have nothing specific to disclose at this time.

On a separate note, as announced in a press release this afternoon, I want to welcome Mr. Alfred Dubach as a new member to our Board of Directors. We are pleased that he has accepted our invitation and look forward to working with him as we go forward.

We genuinely appreciate your continued support, and welcome your questions, comments and suggestions. With that I will turn this call over to you for questions.

                         [QUESTION AND ANSWER SESSION]

Again, let me thank you for giving us the opportunity to talk about Claimsnet and for your abiding interest in our Company. Good day.